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                               EXHIBIT  11.1

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


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                                                                    THREE                SIX
                                                                MONTHS ENDED        MONTHS ENDED
                                                                  JUNE 30,            JUNE 30,
                                                             ------------------  ------------------
                                                               1999      1998      1999      1998
                                                             --------  --------  --------   --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .  $     69  $    168  $ (1,824)  $(3,341)

Basic:

  Weighted average shares of common stock outstanding . . .     9,200     8,422     9,332     7,589

  Net loss per common share and common share equivalent . .  $   0.01  $   0.02  $  (0.20)  $ (0.44)

Diluted:

  Weighted average shares of common stock outstanding . . .     9,859     8,631     9,332     7,589

  Net loss per common share and common share equivalent . .  $   0.01  $   0.02  $  (0.20)  $ (0.44)

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